Exhibit 23.03
August 7, 2006
Stephen E. Recht
Shutterfly, Inc.
2800 Bridge Parkway
Redwood City, CA 94065

Re:	Written consent to reference Financial Strategies Consulting Group, LLC valuation in Form S-1 filing of Shutterfly, Inc.
Dear Mr. Recht:
We hereby consent to the inclusion in the registration statement on Form S-1 of Shutterfly, Inc. for the registration of shares of its common stock and any amendments thereto (the “Registration Statement”) of references to our reports relating to the valuation of the common equity of Shutterfly, Inc. and to references to our firm’s name therein.
In giving such consent, we do not hereby admit that we come within the category of a person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder.
Sincerely,
Financial Strategies Consulting Group, LLC
By: /s/ Gregory S. Ansel
      Gregory S. Ansel
      Principal